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                                                                Exhibit 6(c)(13)
                                                                ----------------

                    THE FIRST NATIONAL BANK OF MIFFLINTOWN
                        DIRECTOR DEFERRED FEE AGREEMENT

          THIS AGREEMENT is made this 9/th/ day of April, 2002, by and between THE FIRST NATIONAL BANK OF MIFFLINTOWN, a national banking association located in Mifflintown, Pennsylvania (the "Company"), and SAMUEL KINT (the "Director").


                                 INTRODUCTION

          To encourage the Director to remain a member of the Company's Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay the benefits from its general assets.


                                   AGREEMENT

          The Director and the Company agree as follows:

                                   Article 1
                                  Definitions

          1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

               1.1.1 "Change of Control" means the transfer of shares of the Company's voting common stock such that one person acquires (or is deemed to acquire under Section 318 of the Code) 51% or more of the Company's outstanding voting common stock followed within twelve months by the termination of the Director's status as a member of the Company's Board of Directors..

          1.1.2  "Code" means the Internal Revenue Code of 1986, as amended.

          1.1.3 "Disability" means the Director's inability to perform substantially all normal duties of a director, as determined by the Company's Board of Directors in its sole discretion. As a condition to any benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

          1.1.4  "Election Form" means the Form attached as Exhibit A.

          1.1.5  "Fees" means the total directors fees payable to the Director.

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          1.1.6  "Normal Benefit Age" means the Director's 72nd birthday.

          1.1.7 "Normal Benefit Date" means the later of the Normal Benefit Age or the Director's Termination of Service.

          1.1.8 "Termination of Service" means the Director ceasing to be a member of the Company's Board of Directors for any reason other than death.


                              Article 2
                          Deferral Election

     2.1 Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within thirty (30) days after the date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred. The Election Form shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

     2.2  Election Changes

          2.2.1 Generally. The Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company and obtaining written approval by the Board of Directors of the Company. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company. The Director may not change the form of benefit payment initially elected under Section 2.1 without the written approval of the Board of Directors of the Company.

          2.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company may reduce or cease future deferrals under this Agreement.


                                   Article 3
                               Deferral Account

     3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director, and shall credit to the Deferral Account the following amounts:

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          3.1.1  Deferrals.  The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

          3.1.2 Interest. On each anniversary of the date of this Agreement and immediately prior to the payment of any benefits, but only until commencement of the benefit payments under this Agreement, interest is to be credited to the account balance at an annual rate of 8.00%, compounded monthly.

               3.1.2.1 Interest Rate Reduction. After the Director's Termination of Service, the interest rate under Section 3.1.2 shall be 7.00%, compounded monthly

     3.2 Statement of Accounts. The Company shall provide to the Director, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

     3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.


                                   Article 4
                               Lifetime Benefits

     4.1  Normal Termination Benefit.  Subject to the general limitations of
Article 7, upon the Director's Normal Benefit Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance as established and credited pursuant to Section 3.1.

          4.1.2 Payment of Benefit. The Company shall pay the benefit to the Director in 120 equal monthly installments commencing on the first day of the month following the Director's Normal Benefit Date. The Company shall amortize the Deferral Account balance using the interest rate described in
     Section 3.1.2.1.

     4.2  Early Termination Benefit.  Subject to the general limitations of
Article 7, if the Director terminates service as a director before the Normal Benefit Age for reasons other than death or Disability, the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

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          4.2.1  Amount of Benefit.  The benefit under this Section 4.2 is
     Deferral Account balance as established and credited pursuant to Section
     3.1.

          4.2.2 Payment of Benefit. The Company shall pay the benefit to the Director in 120 equal monthly installments commencing on the first day of the month following the Director's Normal Benefit Age. The Company shall continue to credit interest as described in Section 3.1.2.1 on the balance of the Deferral Account until all payments have been distributed.

     4.3 Disability Benefit. Upon Termination of Service due to Disability prior to the Normal Benefit Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account as established and credited pursuant to Section 3.1.

          4.3.2 Payment of Benefit. The Company shall pay the benefit to the Director in 120 equal monthly installments commencing on the first day of the month following the Director's Termination of Service due to Disability. The Company shall continue to credit interest as described in
     Section 3.1.2.1 on the balance of the Deferral Account until all payments have been distributed.

     4.4 Change of Control Benefit. Upon a Change of Control regardless of whether the Director is in the active service of the Company, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

          4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance as established and credited pursuant to Section 3.1.

          4.4.2 Payment of Benefit. The Company shall pay the benefit to the Director in 120 equal monthly installments commencing on the first day of the month following the Director's Termination of Service. The Company shall continue to credit interest as described in Section 3.1.2.1 on the balance of the Deferral Account until all payments have been distributed.

     4.5 Hardship Distribution. Upon the Company's determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

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                                   Article 5
                                Death Benefits

     5.1 Death Prior to Commencement of Benefit Payments. If the Director dies prior to the commencement of benefit payments, the Company shall pay to the Director's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

          5.1.1 Amount of Benefit. The benefit amount under Section 5.1 is the greater of the Deferred Account balance or $144,035.

          5.1.2 Payment of Benefit. The Company shall pay the benefit to the Director's designated beneficiary in 120 equal monthly installments commencing on the first day of the month following the Director's death. The Company shall amortize the Deferral Account balance as described in
     3.1.2.1. Payment of the Death Benefit is for a 120 month guaranteed term.

     5.2 Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's beneficiary for the remaining term at the same time and in the same amounts they would have been paid to the Director had the Director survived.


                                   Article 6
                                 Beneficiaries

     6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written beneficiary designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's estate.

     6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

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                                   Article 7
                              General Limitations

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not, pursuant to the following, pay any benefit under this Agreement that is attributable to interest credited on contributions to a Director's Deferral Account:

     7.1 Termination for Cause. If the Company terminates the Director's service as a director for:

          7.1.1  Gross negligence or gross neglect of duties;

          7.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          7.1.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in an adverse financial effect on the Company.

     7.2 Suicide. If the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                   Article 8
                         Claims and Review Procedures


     8.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of Claimant's eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect Claimant's claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice

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issued by the Company. Said petition shall state the specific reasons which the
Claimant believes entitle Claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present Claimant's position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period in not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   Article 9
                          Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

                                  Article 10
                                 Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, successors, survivors, executors, administrators and transferees.

     10.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Company, nor does it interfere with the shareholders' rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director's right to terminate services at any time.

     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

     10.6 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a

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general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

     10.7 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize or sell substantially all of its assets to another company, firm or person unless such succeeding company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.

     10.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

     10.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          10.9.1  Interpreting the provisions of the Agreement;

          10.9.2 Establishing and revising the method of accounting for the Agreement;

          10.9.3  Maintaining a record of benefit payments; and

          10.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.


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      IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.


DIRECTOR:                                     COMPANY:
                                              THE FIRST NATIONAL BANK OF
                                              MIFFLINTOWN


/s/ Samuel Kint                               By:   /s/ Samuel F. Metz
---------------------------                      -----------------------------
Samuel Kint                                   Title: Chairman of the Board
                                                    --------------------------

     By execution hereof, First Community Financial Corporation consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:                                       CORPORATION:
                                              FIRST COMMUNITY FINANCIAL
                                              CORPORATION


/s/ Renee Williamson                          By:   /s/ Samuel F. Metz
---------------------------                      -----------------------------
(Assistant) Secretary                         Title: Chairman of the Board
                                                    --------------------------

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